CODE OF ETHICS

October 1, 2019

Eventide Asset Management, LLC

One International Place

Suite 4210

Boston, MA 02110

COMPLIANCE CONTACTS

Please reach out to Eventide’s Compliance Team with any questions, concerns, or escalations by phone or email (team.compliance@eventidefunds.com).

Peter Luiso, Chief Compliance Officer and General Counsel (617.880.7610)

pluiso@eventidefunds.com

Laura Quinn, Compliance Director (857.930.4769)

lquinn@eventidefunds.com

TABLE OF CONTENTS

Overview	4
Introduction	5
General Principles	6
Scope	7
Persons Covered	7
Reportable Accounts	7
Reportable Funds and Reportable Securities	7
Exempt Securities	7
Pre-Clearance Requirements	8
Prohibited Transactions	8
Exceptions to Pre-Clearance and Certain Prohibited Trades	9
Reports and Procedures	11
Reporting Securities Holdings and Transactions	11
Quarterly Transaction Reports	12
Acknowledging the Code	12
Approved Brokerage Firms	13
Enforcement	14
Eventide’s Oversight	14
Sanctions	14
Definitions	15

I.	OVERVIEW OF KEY CODE REQUIREMENTS

Eventide Asset Management, LLC (“Eventide”) maintains this Code of Ethics (“Code”) in connection with industry regulations requiring investment advisers to maintain and enforce written policies and procedures reasonably designed to prevent firms or their personnel from misusing material nonpublic information. Consistent with these regulations, Eventide collects information about the personal investments of its personnel as a mechanism for Eventide and the U.S. Securities and Exchange Commission (“SEC”) to identify improper trades or patterns of trading.

Code-related regulations are designed, in part, to prevent the misuse of information about a registered investment adviser’s recommendations, transactions and Client holdings. Personal trading that is not permitted directly may not be effected indirectly (e.g., exposure to a restricted Security using Derivatives or other instruments, or trading in the account of another person or entity to effect such transactions).

Important definitions appear at the end of this Code in Section VII. and are critical to your responsibility to understand compliance requirements.

Snapshot of Key Requirements

What’s Required	What’s Prohibited

▪  Acknowledge that you understand the Code

▪  Place the interests of Clients first

▪  Comply with securities laws and firm policy

▪  Use sound judgment

▪  Seek guidance from Compliance if you have questions or doubts

▪  Disclose All:

o  Reportable Accounts

o  Reportable Funds transactions

o  Reportable Securities transactions

o  Securities holdings (upon hire & annually)

▪  Obtain pre-clearance approval for:

o  Trades in Reportable Securities

o  Trades in Reportable Funds

o  Managed Account set-ups

o  Automatic Investment Plan set-ups

o  Limited Offerings / Private Placements

▪  Maintain brokerage accounts only at Approved Brokerage Firms

▪  Train Immediate Family and Others on their Code obligations

▪  Report Code violations to the CCO

▪  Purchasing Securities of an issuer if its market capitalization value is not more than $10 billion at the time of trade

▪  Derivatives trades related to specific issuers

▪  Initial Public Offerings (IPOs)

▪  Short Selling

▪  Trading Securities on Eventide’s Restricted List

▪  Trading a Reportable Security within 7 days of a Fund or Model

▪  Short-Term Profits from roundtrip trading in a Reportable Fund or a Reportable Security within 60 calendar days

▪  Owning more than 10% of a public company’s equity

▪  Excessive Trading (more than 25 trades per calendar quarter)

▪  Trade orders lasting more than one day (i.e. Good til Cancelled orders, limit orders, etc.)

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II.	INTRODUCTION

This Code is designed to guide Eventide’s consultants, employees, directors, officers, and partners in their ethical and legal obligations related to handling confidential information, effecting personal Securities Transactions, and submitting reports required by regulations.[1] All such persons associated with Eventide owe a Fiduciary Duty to Eventide and its Clients. This imposes a duty of care and a duty of undivided loyalty, full disclosure of all material facts, and fairness and good faith in serving the best interests of Clients. Fiduciary Duty is viewed broadly and requires conduct that places the needs and interests of Clients before personal interests or the interests of Eventide.

Eventide generally views all employees of the firm as Access Persons, meaning that such persons have access to nonpublic information about Eventide’s investment advisory services, such as nonpublic holdings, research, and recommendations being made to Clients. Access Persons must comply with specific requirements under this Code to help mitigate potential conflicts of interest that may be inconsistent with Fiduciary Duties.

Code violations are subject to sanctions by Eventide up to and including termination from employment and reporting to regulatory authorities as explained in Section VI. Access Persons have no expectation of privacy concerning Code-related information and Eventide may share such information with others in connection with its judgment and responsibilities as a registered investment adviser.

Your compliance with this Code – in its terms and spirit – is one of the most important aspects of your role at Eventide. Adherence to Code requirements is required for your continued employment in the securities industry and will help to protect Eventide’s reputation as a values-based investment adviser.

Access Persons are required to promptly report violations of this Code to Eventide’s Chief Compliance Officer (“CCO”). The CCO administers the Code and may make exceptions to certain requirements.

[1] See Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 requiring periodic disclosure of personal securities holdings and transactions, among other things.

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III.	GENERAL PRINCIPLES OF THE CODE

Access Persons must maintain the highest ethical standards in connection with personal trading activity. Guiding principles include:

▪	Comply with Laws and Policy. You must comply with all laws and regulations applicable to Eventide’s business and all firm policies and procedures including, but not limited to, this Code and Eventide’s Compliance Policies and Procedures, IT Security Policy, and Employee Handbook.
▪	Clients First. You must avoid serving your personal interests ahead of Clients. For example, you may not induce or cause a Client to take action, or not take action, for your personal benefit.
▪	Avoid Taking Advantage. Do not use knowledge of Eventide’s investment-related activities or Client portfolio holdings to seek personal profits ahead of Clients or from anticipated market effects of such activity, including short-term, excessive, or other trading that may suggest conflicts of interest with Eventide or its Clients.
▪	Avoid Conflicts of Interest. Avoid relationships or activities that could call into question your ability to exercise independent judgment in the best interests of Eventide and its Clients. You must avoid, fully disclose, and mitigate potential conflicts between your personal interests and the interests of Clients, Eventide, and business partners.
▪	Investment Opportunities. Investment research and portfolio recommendations developed for Eventide’s Clients must be offered to Clients prior to taking personal advantage of such opportunities. Eventide’s pre-clearance process for personal trading is an important device to help you meet this requirement.
▪	Avoid Undue Influence. Do not cause or attempt to cause Client accounts to purchase, sell, or hold an investment in a manner creating personal benefits to you. You must disclose all material facts to Clients.
▪	Demonstrate Integrity. Always conduct yourself honestly, with integrity, and in a professional manner to protect the interests of Eventide and its Clients.

This Code covers many situations related to personal trading, but if you confront a situation that is not fully addressed here, remember to:

▪	Know the policy. If you think your situation isn’t covered -- check again. It never hurts to take a second look at the Code or other Eventide policies that may inform your situation.
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▪	Seek guidance. Ask questions. Talk with your manager or the Compliance Team if you’re not sure how the Code applies to you. If you work as a registered representative of a broker-dealer, make sure that you understand the policies of that firm.
▪	Use sound judgment. It’s your responsibility to spend the time needed to understand this Code. Analyze your situation and options to avoid conflicts. Consider how your decision would look to an outsider. Ensure that you’re following the Code in terms and spirit.
IV.	SCOPE OF THE CODE
A.	Persons Covered
▪	Access Persons. Eventide treats all employees of the firm as Access Persons unless the CCO makes an exception.
▪	Immediate Family Members and Others. This Code extends to Immediate Family Members and Others living in the household with an Access Person (see Section VII for the definition of Immediate Family Members and Others). In other words, Access Persons must ensure their Immediate Family Members and Others comply with Code requirements applicable to the Access Person, such as pre-clearing personal transactions, avoiding prohibited transactions, and reporting personal Securities holdings and transactions.

Access Persons are responsible for ensuring that their Immediate Family Members and Others comply with the Code as if the activity was done by the Access Persons themselves (e.g., discipline may be imposed on Access Persons for Code violations by Immediate Family Members and Others). Access Persons must notify the Compliance Team of any change in Immediate Family Members and Others. Access Persons should educate their Immediate Family Members and Others regarding Code requirements, and perform oversight.

▪	Independent Contractors and Temporary Employees. Independent Contractors and Temporary Employees associated with Eventide for less than 90 days are not typically treated as Access Persons under this Code.
▪	Access Persons on Leave. Code requirements remain applicable during leave periods, including long-term leave such as parental leave. Access Persons should contact the Compliance Team if they have questions about compliance requirements during leave.
B.	Reportable Accounts
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Access Persons must report all accounts in which they have a direct or indirect Beneficial Interest and in which any type of Security may be purchased or sold. See the definition of Reportable Accounts in Section VII.

C.	Reportable Funds and Reportable Securities

Access Persons must obtain pre-clearance for, and report all transactions in, Reportable Funds (Eventide Funds) and Reportable Securities. Exempt Securities, such as unaffiliated mutual funds and exchange traded funds (“ETFs”), are exempt from pre-clearance obligations but must be reported in Securities holdings reports upon hire and annually.

D.	Exempt Securities

Exempt Securities generally present fewer risks of conflicts with Eventide and its Clients and are excluded from pre-clearance and quarterly transaction reporting requirements under this Code (e.g., money market funds, unaffiliated mutual funds, etc.). However, Exempt Securities must be included in an Access Person’s initial and annual Securities holdings reports. See the definition of Exempt Securities in Section VII.

E.	Pre-Clearance Requirements
▪	Reportable Funds and Reportable Securities. Access Persons and their Immediate Family Members and Others must request and obtain pre-clearance approval from the Compliance Team prior to trading Reportable Funds or Reportable Securities unless the trades are eligible for an exception to pre-clearance requirements as noted below in Section G (e.g., trades in approved Managed Accounts).
▪	Limited Offerings / Private Placements. Access Persons must request and obtain pre-clearance approval from the Compliance Team prior to investing in Limited Offerings and/or private securities (often called Private Placements, and collectively referenced in this Code as “Limited Offerings”). Before approving personal transactions in Limited Offerings, Eventide generally considers the potential for conflicts of interest and may approve if it appears that an investment opportunity: (i) is not the result of Eventide’s direction of brokerage business, (ii) is not suitable for first offering to Clients, and (iii) does not pose a risk that the Access Person’s conduct toward Clients will be compromised as a result of the investment.
▪	Timing of Pre-Clearance Windows. Access Persons must request pre-clearance approval via the Schwab Compliance Technologies system (“SCT”) prior to trading Reportable Funds or Reportable Securities. Approval from the Compliance Team is effective only during regular market hours on the approval date (e.g., during the regular market session of the New York Stock Exchange or during foreign market hours if specified in the pre-clearance request). Access Persons must only enter orders
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that remain open for the day of pre-clearance approval (e.g., no Good til Cancelled or limit orders lasting more than one day).

▪	Pre-Clearance Examples:
o	Reportable Funds (Eventide Funds)
o	Reportable Securities (including Limited Offerings)
o	Automatic Investment Plan set-up (“AIPs”)
o	Managed Account set-up
F.	Prohibited Transactions

Eventide restricts certain types of personal trading by Access Persons to help avoid conflicts of interest with Clients or the appearance that Eventide or its Access Persons have put their interests ahead of Clients. If an Access Person already holds a Reportable Security that is otherwise restricted by the Code, then he or she may (a) continue to hold the position, or (2) seek pre-clearance approval to liquidate such positions.

Access Persons are prohibited from the following transactions:

▪	Market Cap. Purchasing Reportable Securities of any issuer that does not have a market capitalization value of more than $10 billion at the time of the transaction;
▪	Issuer-Specific Derivatives. Derivatives transactions related to a specific issuer, including futures, options, and other types of indirect investment exposure that might circumvent this Code or suggest potential conflicts of interest;
▪	IPOs. Participation in an initial public offering;
▪	Short Sales. Short selling the Securities of an issuer;
▪	Restricted Securities / Watch List Securities. Trading Securities on Eventide’s Restricted Securities List (see SCT) or Watch List (e.g., Securities being considered for recommendation to Clients);
▪	7-Day Blackout. Personal trades in Reportable Securities within 7 calendar days of a Client transaction in the same Security;
▪	Short-Term Profits. Trading in Reportable Funds or Reportable Securities for a gain within 60 calendar days (gains surrendered to Eventide for donation to charity);
▪	Owning More Than A 10% Stake. Owning more than 10% of a public company’s equity (implicates insider restrictions); and
▪	Excessive Trading. Indicated by more than 25 transactions in Reportable Funds and/or Reportable Securities (aggregated) within one calendar quarter.
G.	Exceptions to Pre-Clearance and Certain Prohibited Trades
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The following types of transactions involving Reportable Funds and Reportable Securities do not require pre-clearance approval and are not subject to certain prohibited transactions noted above given fewer risks of abusive trading and conflicts generally associated with such activity:

▪	Managed Accounts. Transactions in Managed Accounts are eligible for exceptions to certain Code requirements if Access Persons (a) have obtained the Compliance Team’s approval for such accounts prior to the trading activity, (b) do not exercise direct or indirect influence or control over transactions in the Managed Account, (c) the Access Person affirms in writing that they will not have direct or indirect influence or control over transactions in the Managed at the time of requesting the Compliance Team’s approval for such account, and (d) provide periodic affirmations to the Compliance Team confirming that the Access Person has exercised no direct or indirect influence or control over transactions in the Managed Account.

Exceptions generally available to Managed Accounts include:

o	Exceptions to pre-clearance requirements that allow certain trading directed by a third-party money manager without pre-clearance approval from Eventide; and
o	Exceptions to the list of prohibited trades that would allow certain trades otherwise prohibited. However, this exception does not permit trades in IPOs or in Securities that would result in an Access Person owning more than 10% of a company’s equity securities.
IMPORTANT TO KNOW Managed Accounts are a regulatory focus area. Your attention is required to ensure compliance. Please review the definition of Managed Accounts carefully in Section VII.
▪	Automatic Investment Plans. Transactions within Automatic Investment Plans (“AIPs”) are eligible for exceptions to certain Code requirements if such accounts (a) receive pre-clearance approval from the Compliance Team prior to trading activity, and (b) are not changed by Access Persons without pre-clearance approval from the Compliance Team.

Exceptions generally available to AIPs include:

o	Exceptions to Eventide’s pre-clearance requirements; and
o	Exceptions to Eventide’s list of prohibited trades that would allow certain trades otherwise prohibited outside of AIPs. However, this exception does not permit trading in securities below the $10 billion market capitalization threshold, prohibited trades involving IPOs, Short Sales, Short-Term Profits, or in Securities
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that would result in an Access Person owning more than 10% of a company’s equity securities.

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V.	CODE REPORTS AND PROCEDURES

Eventide’s compliance platform is provided by Schwab Compliance Technologies (“SCT”) and helps the firm gather Code reports submitted by Access Persons. Access Persons and others should be aware that Eventide may provide Code-related information to supervisors, senior management, external advisers such as legal counsel, Clients, regulatory authorities, or others in connection with the firm’s judgment and responsibilities, including reporting to the Board of the Eventide Funds.

A.	Reporting Securities Holdings and Transactions
▪	Initial Holdings Reports. Access Persons are required to submit Initial Holdings Reports within 10 calendar days of their start date at Eventide. This provides a full picture of all Securities holdings to assist Eventide’s oversight of potential conflicts of interest. Initial Holdings Reports are typically submitted via the SCT system when Access Persons complete their new hire questionnaires and upload account statements.

Initial Holdings Reports must include all Securities holdings (Reportable Funds, Reportable Securities, and all other Securities). This includes, but is not limited to, Securities held in retirement plans of former employers, unaffiliated mutual funds, private securities, Securities held in the form of physical certificates, Initial Coin Offering programs (“ICOs”), and Securities such as money market funds.

Information provided in Initial Holdings Reports must be dated no more than 45 days prior to the date submitted.

▪	Annual Holdings Reports. Access Persons are required to submit Annual Holdings Reports within 30 calendar days of each calendar year-end. This provides a full picture of all Securities holdings to assist Eventide’s oversight of potential conflicts of interest. Annual Holdings Reports are typically submitted via the SCT system when Access Persons complete their annual compliance questionnaires and confirm their holdings fed automatically from an approved brokerage firm or by manually uploading year-end account statements reflecting all Securities holdings (e.g., if the CCO has granted an exception to permit personal holdings outside of an approved brokerage firm).

Annual Holdings Reports must include all Securities holdings (Reportable Funds, Reportable Securities, and all other Securities). This includes, but is not limited to, Securities held in retirement plans of former employers, unaffiliated mutual funds, private securities, Securities held in the form of physical certificates, Initial Coin Offering programs (“ICOs”), and Securities such as money market funds.

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Information provided in Annual Holdings Reports must be dated no more than 45 days prior to the date submitted.

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▪	Information Required in Initial and Annual Holdings Reports

Initial and Annual Holdings Reports must include:

o	The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
o	The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person's direct or indirect benefit; and
o	The date the Access Person submits the report.
B.	Quarterly Transaction Reports

Access Persons are required to report their transactions in Reportable Funds and Reportable Securities within 30 days after each calendar quarter. This quarterly reporting requirement includes transactions in Managed Accounts (but does not include automatic investment plans (“AIPs”) approved by the Compliance Team).

Quarterly Transactions Reports must include:

▪	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
▪	The price of the Security at which the transaction was effected;
▪	The name of the broker, dealer, or bank with or through which the transaction was effected; and
▪	The date the Access Person submits the report.
C.	Acknowledging the Code

Access Persons must certify in the SCT system that they have read and understand this Code, complied with its requirements, and reported all personal Securities Transactions and Reportable Accounts, among other things. Code acknowledgements are typically submitted in the SCT system when Access Persons submit new hire and annual compliance questionnaires, and when Eventide gathers quarterly transaction reports.

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D.	Approved Brokerage Firms

Eventide’s SCT system links to direct data feeds from approved brokerage firms that offer a wide range of services. Access Persons and their Immediate Family Members and Others must move their personal investment accounts holding Reportable Funds or Reportable Securities to one or more of these brokerage firms no later than December 31, 2019.

(Eventide Funds only)

Maintaining your accounts at an approved brokerage firm will increase accuracy and efficiency in your Code duties. Rather than manually downloading, reviewing, and then uploading statements, Access Persons using an approved brokerage firm can view and confirm their account information directly fed by their brokerage firm to SCT.

If Eventide’s CCO grants an exception to permit Access Persons to maintain accounts with a brokerage firm that is not approved by Eventide, the Access Person must manually upload all required holdings and transaction information to SCT.

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VI.	CODE ENFORCEMENT
A.	Eventide’s Oversight

Eventide’s Compliance Team reviews Code-related information and monitors for potential conflicts of interest, policy breaches, and violation of regulations, such as by:

▪	Assessing whether the Code and internal procedures have been violated;
▪	Comparing personal trades to blackout periods or other restrictions;
▪	Assessing whether Access Persons are trading in the same Securities as Eventide’s Clients and, if so, whether Clients have received terms as favorable as Access Persons or have been disadvantaged;
▪	Analyzing trading for patterns that may indicate compliance issues such as front running, Excessive Trading, Short-Term Profits, or market timing; and
▪	Analyzing trading or related activity suggesting that an Access Person has taken advantage of Clients or their position at Eventide.
B.	Sanctions

Eventide’s Code is a reflection of its ethical values. Code violations are taken seriously by Eventide’s senior management team. Failure to comply with the Code may result in disciplinary and other action including:

▪	Written warning letters;
▪	Escalation to senior management;
▪	Bans and restrictions on personal trading;
▪	Disgorgement of profits and/or fines paid to Eventide for donation to a charity it selects;
▪	Impact to bonuses, performance reviews, and eligibility for Eventide assignments;
▪	Reporting of the matter(s) to the broker-dealer holding securities licenses;
▪	Reporting to the Eventide Funds’ Chief Compliance Officer and the Board of Trustees;
▪	Changes in job status up to and including termination from employment; and
▪	Reporting of the matter(s) to civil or criminal regulatory authorities.
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VII.	IMPORTANT DEFINITIONS

Knowing the definitions below is vital to your ability to understand and comply with the Code. It is your responsibility to know the definitions when taking action under the Code. Please contact the Compliance Team if you have questions.

Access Persons: Any consultant, employee, director, officer, or partner of Eventide who:

▪	has access to nonpublic information regarding any Clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or
▪	is involved in making Securities recommendations to Clients, or who has access to such recommendations that are nonpublic.

Under this definition, all Eventide employees are deemed to be Access Persons unless otherwise informed in writing by Eventide’s Chief Compliance Officer.

Automatic Investment Plan (“AIP”): A program in which regular, periodic purchases or sales of Securities are made automatically in investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes, but is not limited to, automated transactions within a dividend reinvestment plan (“DRIP”) and employer-sponsored 401(k) plans based on preset parameters.

Beneficial Interest: Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a Security.

Chief Compliance Officer (“CCO”): Eventide’s CCO may grant exceptions to Code requirements, such as to address financial or other hardships consistent with applicable regulations and the interests of Clients. The CCO may interpret this Code, or impose additional requirements, to help ensure compliance with regulations and fiduciary duties to Clients.

Client: Eventide mutual funds, recipients of Eventide’s other investment products, and any other Client receiving investment advisory services from Eventide.

Derivative: A financial contract whose value is derived from the performance of assets, interest rates, currency exchange rates, or indexes. Derivative transactions include a wide range of financial contracts including, but not limited to, structured debt obligations and deposits, swaps, futures, options, interest rate caps and floors, collars, forwards and various combinations thereof.

Excessive Trading: More than 25 transactions in Reportable Funds and/or Reportable Securities (aggregated) within one calendar quarter.

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Exempt Securities: 1) Direct obligations of the Government of the United States, 2) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, 3) shares issued by money market funds, 4) shares issued by open-end funds (e.g., mutual funds and ETFs) other than Reportable Funds, and 5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Exempt Securities are Securities that are not subject to Code requirements such as pre-clearance or the surrender of Short-Term Profits within 60 calendar days.

Fiduciary Duty: The highest legal duty imposing a duty of care and a duty of undivided loyalty, full disclosure of all material facts, and fairness and good faith in serving the best interests of Clients. Fiduciary Duty is a principles-based concept that is applied broadly in legal and regulatory cases. A Fiduciary Duty generally requires conduct that puts the needs and interests of Clients ahead of personal interests or the interests of Eventide.

Immediate Family Members and Others: Individuals meeting the below criteria:

▪	your spouse or domestic partner who shares your household;
▪	any relative by blood or marriage (including, but not limited to, minor children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings – including in-law and adoptive relationships) who share your household and who are supported by you financially or who financially support you; or
▪	any other relationship that the CCO determines could lead to conflicts of interest, diversions of corporate opportunity, or create the appearance of impropriety.

Initial Coin Offering (“ICO”): A type of investment program generally related to digital assets such as virtual coin or tokens. Such investment programs entered into for profit are often treated as Securities under legal interpretations related to investment contracts.

Limited Offering (includes Private Placement): The sale of a Security, generally through a private offering of limited availability, to a private investor rather than as part of a public offering.

Managed Accounts: Managed Accounts are a type of Reportable Account that is managed without the direct or indirect influence or control of an Access Person. Managed Accounts require pre-clearance approval from the Compliance Team prior to Securities Transactions. The Compliance Team is provided with necessary documentation (i.e., written confirmation upon hire that the Access Person does not have any direct or indirect influence or control over any transaction executed in the account), and the Access Person must periodically confirm that they do not have direct or indirect influence or control over transactions in the Managed Account.

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Private Placement (includes Limited Offerings): The sale of a Security, generally through a private offering of limited availability, to a private investor rather than as part of a public offering.

Reportable Account: Any account capable of holding Securities, including:

▪	accounts owned by you;
▪	accounts owned by your Immediate Family Members and Others;
▪	accounts where you are the beneficiary;
▪	accounts that you or the persons described above could be expected to influence or control, such as:
o	joint accounts;
o	retirement accounts;
o	529 plans;
o	corporate accounts;
o	trust accounts for which you act as trustee where you have the power to effect investment decisions or that you otherwise guide or influence;
o	arrangements similar to trust accounts that benefit you directly;
o	accounts for which you act as custodian; and

o    partnership accounts.

Reportable Fund: Any fund or model portfolio advised by Eventide.

Reportable Security: Any Security as defined herein except for certain Exempt Securities (defined above). Examples include:

▪	any stock or corporate bond of an issuer if its market capitalization value is more than $10 billion at the time of the trade;
▪	depositary receipts;
▪	municipal, Government Sponsored Entities (GSE) and agency bonds;
▪	investment or futures contracts except for currency;
▪	investment contracts;
▪	commodity futures;
▪	Derivatives;
▪	limited partnerships;
▪	unit investment trusts;
▪	closed-end investment companies;
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▪	Reportable Funds; and
▪	Limited Offerings such as private funds, and investment clubs.

Schwab Compliance Technologies Systems (“SCT”): The web-based compliance platform used by Eventide to collect Code-related information, among other things.

Securities: Defined broadly as any note, stock, treasury stock, Security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

IMPORTANT TO KNOW What constitutes a “Security” can change based on the facts and circumstances tied to specific investments (e.g., initial coin offerings or “ICOs”).

Securities Transaction: The purchase or sale, or any action to accomplish the purchase or sale, of a Security for a Reportable Account.

Short Selling: Selling a Security that is on loan to you, rather than owned by you, at the time of sale.

Short-Term Profits: Profits generated by a buy and sell transaction in the same Reportable Funds or Reportable Securities (or equivalent) in the same account within 60 calendar days. Eventide uses a last-in, first-out (“LIFO”) method to assess whether the same Security has been traded within 60 calendar days and to calculate profits to be disgorged to a charity selected by Eventide.

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